 U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________________

FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2007

IR BIOSCIENCES HOLDINGS, INC.
(Exact name of registrant specified in charter)

Delaware	033-05384	13-3301899
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4021 N. 75th Street, Suite 201 Scottsdale, AZ	85251
(Address of principal executive offices)	(Zip Code)

(480) 922-3926
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On April 24, 2007, the Board of Directors of IR BioSciences Holdings, Inc. (the "Company" or “IR BioSciences”) appointed a new director, Robert J. Hariri, M.D., Ph.D., to the Company's Board of Directors to fill a vacant directorship. Dr. Hariri will serve until his successor is duly elected and qualified.

On August 14, 2007, Dr. Hariri and the Company entered into a Director’s Agreement which describes the duties of Dr. Hariri, the fees and compensation and expense reimbursement for his service, subject to the Board’s approval, the grant of non-qualified stock options to Dr. Hariri for service as a director, his term of service and other covenants and provisions.  The Agreement is attached hereto as Exhibit 10.1.

Further, the parties have entered into a director indemnification agreement. Pursuant to this agreement, subject to the exceptions and limitations provided therein, the Company has agreed to hold harmless and indemnify Dr. Hariri to the fullest extent authorized by the Company’s certificate of incorporation, the By-laws and Delaware law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as a director. Furthermore, during the term of the Agreement, Dr. Hariri has agreed, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners. The Agreement is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement dated August 14, 2007 by and between the Company and Dr. Robert J. Hariri
10.2	Indemnification Agreement dated August 14, 2007 by and between the Company and Dr. Robert J. Hariri

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IR BIOSCIENCES HOLDINGS, INC.

Date: August 17, 2007	By:	/s/ Michael K. Wilhelm
Michael K. Wilhelm
President
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement dated August 14, 2007 by and between the Company and Dr. Robert J. Hariri
10.2	Indemnification Agreement dated August 14, 2007 by and between the Company and Dr. Robert J. Hariri